Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm, Reports to Shareholders and Financial Statements” in the Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment Number 89 to the Registration Statement of Investors Cash Trust (Form N-1A, No. 033-34645) of our report dated May 21, 2020 on the financial statements and financial highlights of DWS Treasury Portfolio (one of the Funds constituting Investors Cash Trust) included in the Fund’s Annual Report for the fiscal year ended March 31, 2020.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

July 27, 2020